Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick, SVP Corporate Secretary (631) 537-1000, ext. 7263

BRIDGE BANCORP, INC. ANNOUNCES FIRST QUARTER 2006 DIVIDEND

(Bridgehampton, NY - March 28, 2006) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB:BDGE), the holding company for The Bridgehampton National Bank (“BNB”), announced the declaration of a quarterly dividend of $0.23 per share. The dividend is the same as that paid for the prior quarter. On a year-to-date basis, the dividend has increased 4.6% over last year. The dividend will be payable on April 24, 2006 to shareholders of record as of April 10, 2006. The Company continues its trend of uninterrupted dividends.

Additionally, the Board of Directors approved a new stock repurchase program that brings the number of shares authorized for repurchase to 309,000 or approximately 5% of its total issued and outstanding common shares. These shares would be purchased from time to time in the open market or through private purchases, depending on market conditions, availability of stock, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. The repurchased shares will be used for general corporate purposes.

Founded in 1910, The Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold and Westhampton Beach.

The Bridgehampton National Bank maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on eastern Long Island. BNB continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.